EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Network-1 Receives another New Patent from U.S. Patent Office
Expanding Its Cox Patent Portfolio to 22 Patents

New York, November 28, 2017– Network-1 Technologies, Inc. (NYSE AMERICAN: NTIP), a company engaged in the development, licensing and protection of intellectual property, announced today that the U.S. Patent and Trademark Office issued U.S. Patent No. 9,832,266 ("Methods for Using Extracted Features to Perform an Action Associated with Identified Action Information") to Network-1.  The claims in the newly issued patent are generally directed towards methods of content identification and performance of actions following therefrom.

The newly issued patent arises from a patent application contained in the patent portfolio acquired by Network-1 from Professor Ingemar Cox in 2013 (the "Portfolio") The Portfolio includes patents relating to enabling technology for identifying media content, such as music and videos, and taking further actions to be performed based on such identification including, among others, the insertion of advertisements and the facilitation of the purchase of goods and services relating to the media content.  Since December 2016, Network-1 has received ten (10) new patents in the Portfolio.  Since the acquisition of the Portfolio, Network-1 has filed twenty-four (24) additional patent applications, seventeen (17) of which have been issued bringing the total Portfolio of granted patents to twenty-two (22).  Seven (7) applications relating to the original specification are still pending and Network-1 anticipates further issuances of additional claims for this Portfolio.

Dr. Cox is currently a Professor at the University of Copenhagen and a Professor at University College London, where he is Head of its Media Futures Group.  Dr. Cox was formerly a member of the Technical Staff at AT&T Bell Labs and a Fellow at NEC Research Institute.  In connection with the acquisition of the Portfolio, Dr. Cox provides consulting services to Network-1 with respect to the patents and the related pending and future patent applications and assists in Network-1's efforts to develop the Portfolio.

ABOUT NETWORK-1 TECHNOLOGIES, INC.

Network-1 Technologies, Inc. is engaged in the development, licensing and protection of its intellectual property and proprietary technologies.  Network-1 works with inventors and patent owners to assist in the development and monetization of their patented technologies. Network-1 currently owns thirty-eight (38) patents covering various telecommunications and data networking technologies as well as technologies relating to document stream operating systems and the identification of media content. Network-1's current strategy includes continuing to pursue licensing opportunities for its Remote Power Patent and its efforts to monetize two patent portfolios (the Cox and Mirror Worlds patent portfolios) acquired by Network-1 in 2013.  Network-1's acquisition strategy is to focus on acquiring high quality patents which management believes have the potential to generate significant licensing opportunities as Network-1 has achieved with respect to its Remote Power Patent and Mirror Worlds Patent Portfolio. Network-1's Remote Power Patent has generated licensing revenue in excess of $119,000,000 from May 2007 through September 30, 2017.  Since the acquisition of its Mirror Worlds Patent Portfolio in May 2013, Network-1 has achieved licensing and other revenue of $47,150,000 through September 30, 2017 with respect to its Mirror Worlds Patent Portfolio.

Corey M. Horowitz, Chairman and CEO
Network-1 Technologies, Inc.
(212) 829-5770